FOR IMMEDIATE RELEASE	CONTACT:
Thursday, May 3, 2012	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2012 Results

West Des Moines, Iowa, May 3, 2012 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Net income attributable to FBL	$16,587	$25,051
Net income from continuing operations	19,499	18,782
Operating income	19,916	18,824
Earnings per common share (assuming dilution):
Net income	0.53	0.80
Net income from continuing operations	0.63	0.60
Operating income	0.64	0.60

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the first quarter of 2012 of $16.6 million, or $0.53 per diluted common share compared to $25.1 million, or $0.80 per diluted common share, for the first quarter of 2011. Net income from continuing operations for the first quarter of 2012 was $19.5 million, or $0.63 per diluted common share compared to $18.8 million, or $0.60 per diluted common share, for the first quarter of 2011.

Operating Income(1). Operating income totaled $19.9 million, or $0.64 per common share, for the first quarter of 2012, compared to $18.8 million, or $0.60 per common share, for the first quarter of 2011. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report a good start to 2012 as we execute our capital management plans and further focus on our Farm Bureau niche market," said James E. Hohmann, Chief Executive Officer of FBL Financial Group, Inc. "We repurchased 3.2 million shares of FBL stock during the quarter, making significant additional progress against our $200 million authorization. Our Farm Bureau Life business continues to produce consistent growth, with a nine percent increase in life insurance premiums collected."

Product Revenues. Premiums and product charges for the first quarter of 2012 totaled $68.4 million compared to $65.5 million in the first quarter of 2011. Interest sensitive product charges increased five percent while traditional life insurance premiums increased four percent during the quarter.

Premiums collected(2) in the first quarter of 2012 totaled $190.2 million compared to $198.7 million in the first quarter of 2011. Life insurance premiums collected increased nine percent, while annuity premiums collected declined eight percent, reflecting the suspension of certain annuity products due to the low interest rate environment.

Investment Income. Net investment income in the first quarter of 2012 totaled $86.9 million compared to $83.8 million in the first quarter of 2011. The increase is primarily due to an increase in average invested assets, partially offset by lower investment yields and lower investment fee income. The annualized yield earned on average invested assets, with securities at cost, was 5.76 percent for the quarter ended March 31, 2012, compared to 5.96 percent for the quarter ended March 31, 2011. At March 31, 2012, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Realized Gains/Losses on Investments. In the first quarter of 2012, FBL Financial Group recognized net realized losses on investments of $0.6 million compared to net realized gains on investments of $0.1 million in the first quarter of 2011. The net realized loss on investments of $0.6 million is attributable to gains on sales of $1.3 million, losses on sales of $0.4 million and impairments of $1.5 million.

Benefits and Expenses. Benefits and expenses totaled $133.0 million in the first quarter of 2012, an increase from $128.0 million in the first quarter of 2011, primarily reflecting an increase in interest sensitive product benefits and traditional life insurance benefits. Death benefits, net of reinsurance and reserves released, totaled $24.0 million in the first quarter of 2012, compared to $21.8 million in the first quarter of 2011. By its nature, mortality experience can fluctuate from quarter to quarter.

Discontinued Operations. Discontinued operations include a loss on sale of subsidiary of $2.3 million after-tax due to post closing adjustments related to the sale of FBL Financial Group's subsidiary, EquiTrust Life, in 2011. Loss from discontinued operations of $0.7 million after-tax consists primarily of interest expense on unaffiliated debt extinguished in January, 2012.

Capital and Book Value Increase. As of March 31, 2012, the book value per share of FBL Financial Group common stock totaled $40.07, an increase from $39.13 at December 31, 2011. This reflects continued improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income(3), increased to $33.54 at March 31, 2012 from $33.33 at December 31, 2011. The March 31, 2012 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the quarter to approximately 481 percent.

Deferred Acquisition Costs - New Accounting Guidance. On January 1, 2012, FBL Financial Group retrospectively adopted new accounting guidance on deferred acquisition costs, which accelerates the timing of certain non-commission related acquisition expenses. FBL recorded an after-tax cumulative reduction of retained earnings and accumulated other comprehensive income of $75.8 million as of January 1, 2012. Operating income decreased $0.04 per share in the first quarter of 2011, as a result of adopting this new guidance.

Stock Repurchases. During the quarter, FBL repurchased 3,197,054 shares for a cost of $112.8 million, including expenses, via open market repurchases, a modified dutch auction tender offer and a private repurchase. The tender offer and private repurchase were settled in April, 2012. FBL has approximately $73.6 million availability remaining under its stock repurchase program.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 4, 2012, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiary is Farm Bureau Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Revenues:
Interest sensitive product charges	$25,232	$24,129
Traditional life insurance premiums	43,123	41,387
Net investment income	86,888	83,785
Net realized capital gains on sales of investments	879	2,260

Total other-than-temporary impairment losses	(11,301)	(5,727)
Non-credit portion in other comprehensive income	9,779	3,575
Net impairment loss recognized in earnings	(1,522)	(2,152)

Other income	5,005	4,999
Total revenues	159,605	154,408

Benefits and expenses:
Interest sensitive product benefits	49,082	46,621
Traditional life insurance benefits	39,111	36,598
Policyholder dividends	4,244	4,300
Underwriting, acquisition and insurance expenses	32,727	33,251
Interest expense	1,982	2,388
Loss on debt redemption	33	—
Other expenses	5,790	4,881
Total benefits and expenses	132,969	128,039
	26,636	26,369
Income taxes	(8,758)	(8,318)
Equity income, net of related income taxes	1,621	731
Net income from continuing operations	19,499	18,782
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	(2,252)	—
Income (loss) from discontinued operations, net of tax	(680)	6,267
Total income (loss) from discontinued operations	(2,932)	6,267
Net income	16,567	25,049
Net loss attributable to noncontrolling interest	20	2
Net income attributable to FBL Financial Group, Inc.	$16,587	$25,051

Earnings per common share - assuming dilution	$0.53	$0.80

Weighted average common shares	30,527,369	30,611,961
Effect of dilutive securities	478,413	510,446
Weighted average common shares - diluted	31,005,782	31,122,407

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the impact of discontinued operations and loss on debt redemption. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended March 31,
	2012	2011
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$16,587	$25,051
Adjustments:
Loss on debt redemption(a)	22	—
Net impact of discontinued operations (a)	2,932	(6,267)
Net realized gains/losses on investments (a)	249	243
Change in net unrealized gains/losses on derivatives (a)	126	(203)
Operating income	$19,916	$18,824

Operating income per common share - assuming dilution	$0.64	$0.60

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2012	December 31, 2011
Book value per share	$40.07	$39.13
Less: Per share impact of accumulated other comprehensive income	6.53	5.80
Book value per share, excluding accumulated other comprehensive income	$33.54	$33.33

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $180.8 million at March 31, 2012 and $177.8 million at December 31, 2011. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2012	December 31, 2011
Assets
Investments	$6,538,727	$6,397,195
Cash and cash equivalents	302,836	296,339
Deferred acquisition costs	248,751	260,256
Other assets	373,769	340,048
Restricted debt defeasance trust assets	—	211,627
Assets held in separate accounts	655,755	603,903
Total assets	$8,119,838	$8,109,368

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,265,388	$5,146,852
Other policy funds, claims and benefits	622,639	611,724
Debt	146,971	321,226
Stock repurchase obligation	112,538	—
Other liabilities	203,779	223,234
Liabilities related to separate accounts	655,755	603,903
Total liabilities	7,007,070	6,906,939

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	122,238	129,684
Class B common stock	7,522	7,522
Accumulated other comprehensive income	180,839	177,845
Retained earnings	799,074	884,263
Total FBL Financial Group, Inc. stockholders' equity	1,112,673	1,202,314
Noncontrolling interest	95	115
Total stockholders' equity	1,112,768	1,202,429
Total liabilities and stockholders' equity	$8,119,838	$8,109,368

Common shares outstanding	27,695,759	30,650,634